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                                                                 Exhibit 10.15

                                  GENRAD, INC.

                               SEVERANCE AGREEMENT

         This SEVERANCE AGREEMENT is entered into between GenRad, Inc. (the "Company") and Ronald W. Lindell ("Executive") effective as of the 15th day of February 2001.

         Executive is a key executive of the Company and a vital part of its management. In consideration of Executive's continued employment with the Company, the parties agree as follows:

         1. TERM; WINDOW PERIOD. The term during which this Agreement (the "Agreement") will be in effect (the "Term") will begin on the date of this Agreement (the "Effective Date") and, except as provided below, will terminate on the date which is one year from the date the Company advises Executive in writing that the Company is terminating this Agreement. If a Change of Control (as defined in Exhibit A) occurs during the Term, the Agreement will remain in effect until all obligations hereunder have been discharged. The period starting on the date of such a Change of Control and ending on the third anniversary of the Change of Control will be a "Window Period" during which special provisions of this Agreement will apply.

         2. POSITIONS AND DUTIES. Subject to the provisions of the Agreement:

                  2.1 Executive is currently employed or to be employed by the Company as it's Vice-President, Process Solutions, with responsibilities consistent with this position. The Company may hereafter reassign Executive to a different position, with responsibilities consistent with such new position, provided that such different position shall not entail responsibilities materially less than those of Executive's current position.

                  2.2 Executive will devote his entire business time and attention and his best efforts to the duties and services of his positions. However, Executive may serve on boards of directors of other businesses and attend to personal investments and community and charitable service, provided that such activities are not competitive with the business of the Company and do not interfere with the performance of Executive's duties to the Company.

         3. COMPENSATION AND BENEFITS. During his employment by the Company, the Company will provide compensation and benefits to Executive as follows:

                  3.1 BASE SALARY. "Base Salary" means the remuneration regularly paid to Executive for services rendered in connection with the Executive's employment with the Company. Executive's Base Salary as of the Effective Date will be $230,022.00 per year, payable in accordance with the applicable payroll practices of the Company.

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The Company will review Executive's Base Salary annually, and Executive will receive such adjustment in base salary, if any, for each succeeding year as the Board of Directors of the Company (the "Board") determines in its sole discretion. Executive's Base Salary will not be decreased during any Window Period, and will not be decreased other than during a Window Period except as part of a general reduction in which the base salaries of all corporate officers of the Company have been decreased.

                  3.2 PERFORMANCE BONUS. Executive will be eligible for an annual performance bonus, which (except as provided below) shall be determined by the Board in its sole discretion. Executive's bonus for any year ending during a Window Period will not be less than 100 percent of his bonus for the completed year immediately preceding the Change of Control.

                  3.3 OTHER BENEFITS. Executive will be entitled to participate in all plans, policies and arrangements (or in any successor or supplemental plans, policies or arrangements) generally made available to officers of the Company. Such benefits shall not be reduced during the Window Period, provided, however, that any changes in the terms of such benefit programs generally applicable to other program participants shall be applicable to Executive. Notwithstanding the foregoing, Executive shall not be entitled to participate in any severance or comparable plan, policy or arrangement maintained by the Company and generally available to its other employees other than that set forth in this Agreement.

         4. SEVERANCE BENEFITS.

                  4.1 SEVERANCE BENEFITS DURING WINDOW PERIOD. If the Company terminates Executive's employment without Cause (as defined below) during a Window Period, or if Executive terminates his employment with the Company for Good Reason (as defined below) during a Window Period, and subject to Sections
4.3 and 5 below, the Company will provide severance benefits to Executive as follows (all payments and other benefits provided under this Section 4.1 being called collectively the "Severance Benefits"):

                           (a) Within 10 days following the Effective Date of
                  the Release and Waiver described in Section 4.3, the Company will pay to Executive a lump-sum cash amount equal to two hundred percent (200%) of the sum of (A) Executive's annual Base Salary in effect immediately prior to the termination (or, if his Base Salary has been reduced within 60 days of the termination or at any time after the Change of Control, his Base Salary in effect prior to the reduction), plus (B) the amount of the bonus earned by Executive for the fiscal year completed immediately prior to the termination.

                           (b) Within 10 days following the Effective Date of
                  the Release and Waiver described in Section 4.3, the Company will also pay to


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                  Executive a pro-rata portion of his target bonus (provided for in Section 3.2 above) for the year of termination.

                           (c) The Company will continue for a period of three
                  years from the date of employment termination to provide Executive with the same or substantially similar insurance benefits and other health and welfare benefits referenced in
                  Section 3.3 above (subject to any contribution to premiums required of plan participants generally) other than participation in the Company's 401k plan and any Company sponsored stock purchase plan. To the extent the Company is unable to provide such benefits to Executive under its existing plans and arrangements, it will either arrange to provide Executive with substantially similar benefits upon comparable terms or pay Executive cash amounts equal to Executive's cost of obtaining such benefits. The Company's obligation to provide each such benefit shall terminate immediately upon Executive's becoming eligible (either as a participant or a dependent) to participate in a plan providing comparable benefits sponsored by another employer, except that the Company shall pay any increase in the contribution to premiums required of Executive (or the plan participant of whom Executive is a dependent, if applicable) in order to participate in such other employer's plan.

                           (d) Notwithstanding any contrary provisions of the
                  plans or arrangements under which they are granted, all options to purchase Company stock held by Executive will become exercisable immediately upon the Effective Date of the Release and Waiver described in Section 4.3.

                  4.2 SEVERANCE BENEFITS OTHER THAN DURING WINDOW PERIOD. If the Company terminates Executive's employment without Cause other than during a Window Period, or if Executive terminates his employment with the Company for Good Reason other than during a Window Period, and subject to Sections 4.3 and 5 below, the Company will provide severance benefits to Executive as follows (all payments and other benefits provided under this Section 4.2 also being called collectively "Severance Benefits"):

                           (a) Within 10 days following the Effective Date of
                  the Release and Waiver described in Section 4.3, the Company will pay to Executive a lump-sum cash amount equal to one hundred percent (100%) of Executive's annual Base Salary in effect immediately prior to the termination (or, if his Base Salary has been reduced within 60 days of the termination, his Base Salary in effect prior to the reduction).

                           (b) Subject to the last sentence of this subsection
                  (b), the Company will continue for a period of one year from the date of employment termination to provide Executive with the same or substantially similar insurance benefits and other health and welfare


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                  benefits referenced in Section 3.3 above (subject to any
                  contribution to premiums required of plan participants generally) other than participation in the Company's 401k plan and any Company sponsored stock purchase plan. To the extent the Company is unable to provide such benefits to Executive under its existing plans and arrangements, it will either arrange to provide Executive with substantially similar benefits upon comparable terms or pay Executive cash amounts equal to the cost the Company would have incurred to provide such benefits. The Company's obligation to provide each such benefit shall terminate immediately upon Executive's becoming eligible (either as a participant or a dependent) to participate in a plan providing comparable benefits sponsored by another employer, except that the Company shall pay any increase in the contribution to premiums required of Executive (or the plan participant of whom Executive is a dependent, if applicable) in order to participate in such other employer's plan.

                  4.3 GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT. The Company's obligation to pay and provide the Severance Benefits is conditioned on Executive's prior execution and delivery (without subsequent revocation, to the extent permitted therein) of a General Release, Waiver and Confidentiality Agreement in the form attached as Exhibit B hereto (a "Release and Waiver"). The Company shall deliver a form of Release and Waiver to Executive, for his or her execution, within 10 days following a termination of Executive's employment that entitles him or her to Severance Benefits under Section 4.1 or 4.2. In the event Executive fails to execute and deliver a Release and Waiver to the Company within 60 days following the delivery of the same to him or her, Executive will be deemed to have waived his or her rights to Severance Benefits under Section
4.1 or 4.2.

                  4.4 TERMINATION BY COMPANY FOR CAUSE, BY EXECUTIVE WITHOUT GOOD REASON, OR ON ACCOUNT OF DEATH OR DISABILITY. Notwithstanding Section 4.1 or 4.2, as applicable, Executive shall not be entitled to any Severance Benefits under such Section in the event that (a) the Company terminates Executive's employment for Cause, (b) Executive terminates his or her employment with the Company other than on account of Good Reason (including adherence to the procedural requirements set forth in the definition of "Good Reason"), or (c) Executive's employment is terminated on account of his or her death or Disability.

                  4.5 EFFECT ON RIGHTS UNDER COBRA. For the purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Internal Revenue Code of 1986 (the "Code"), the qualifying event applicable to the Executive (and his qualifying beneficiaries, if any) whose employment terminates during the Term (other than for Cause) shall be the effective date of such employment termination notwithstanding any continuation of benefits pursuant to subsection 4.1(c) above.

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                  4.6 DEFINITIONS.  As used herein, the following terms have the following meanings:

                           (a) "Cause" means (a) willful malfeasance or gross
                  negligence in the performance by Executive of his or her duties, (b) fraud or dishonesty by Executive with respect to the Company, or (c) Executive's conviction of a felony, or of a misdemeanor that the Company reasonably determines has had a material adverse effect on the Company including through publicity.

                           (b) "Disability" means Executive's inability for a
                  period of not less than 60 consecutive days, as a result of physical or mental incapacity, to perform each of the material duties of his or her position, if a qualified physician chosen by the Company and reasonably approved by Executive (or his or her conservator) has determined upon examination that it is probable that such inability will continue for an additional 60 consecutive days. Executive agrees to submit to one or more such examinations if reasonably requested by the Company.

                           (c) "Good Reason" means (i) failure by the Company to
                  maintain Executive in the position described in Section 2 (including any position to which Executive may be reassigned as provided in Section 2), (ii) assignment to Executive of duties materially inconsistent with his or her nominal position, or the removal of the authority and responsibility which is reasonably necessary for Executive to carry out his or her duties in such position, (iii) relocation of Executive's principal place of work to a location more than 50 miles from the previous location or (iv) failure by the Company to provide Executive with the compensation and benefits described in Section 3, in each case provided that
                  (x) within 60 days following the onset of such Good Reason Executive gives written notice of his or her resignation identifying the event or change constituting Good Reason and
                  (y) the Company does not alleviate the Good Reason so identified within 10 days following its receipt of such notice from Executive.

         5. LIMITATIONS ON SEVERANCE BENEFITS.

                  5.1 Except as provided in Section 5.2 below, the payments and benefits to which Executive would otherwise be entitled under Section 4 of this Agreement will be reduced to the extent necessary to prevent Executive from becoming liable for the excise tax levied on certain "excess parachute payments" under section 4999 of the Code. If a reduction is made under this Section 5.1, Executive will have the right to determine which payments and benefits will be reduced.

                  5.2 The limitations of Section 5.1 will not apply if:

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                           (i)      the present value, net of all federal, state
                                    and other income and excise taxes, of all payments and benefits to which Executive is entitled hereunder without such limitations, exceeds

                           (ii) the present value, net of all federal, state and other income and excise taxes, of all payments and benefits to which Executive would be entitled hereunder if such limitations applied.

                  5.3 Determinations under this Section 5 will be made by the firm of certified public accountants then serving as the Company's auditor unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by Executive after consultation with the Company. The determinations of such firm will be binding upon the Company and Executive.

         6. EMPLOYMENT "AT WILL". Neither this Agreement nor the Severance Benefits to be provided to Executive hereunder shall be deemed to limit, replace or otherwise affect the "at will" nature of Executive's employment with the Company. Executive's employment with the Company continues to be for an unspecified term and may be terminated at will at any time with or without cause or notice by either the Company or Executive. This at-will relationship cannot be changed absent an express intent as set forth in a separate and individualized written employment contact signed by both Executive and the Chief Executive Officer of the Company.

         7. WITHHOLDING. All payments required to be made by the Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

         8. FEES AND EXPENSES. In the event of a termination of Executive's employment during a Window Period, the Company will pay any and all fees and expenses (including legal fees and other costs of arbitration or litigation) that may be incurred by Executive in enforcing his or her rights under this Agreement. Fees and expenses incurred by Executive in connection with his or her execution of a Release and Waiver shall not be construed as having been incurred in connection with the enforcement of his or her rights hereunder.

         9. NO DUTY TO MITIGATE. Severance Benefits payable under this Agreement as a result of termination of Executive's employment will be considered severance pay in consideration of Executive's past service and his or her continued service from the Effective Date, and Executive's entitlement thereto will neither be governed by any duty to mitigate his or her damages by seeking further employment nor offset by any compensation that he or she may receive from other employment (except to the extent expressly provided in Section 4.2(b) herein with respect to insurance benefits).

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         10. CONFIDENTIALITY AND EXCLUSIVITY. Executive agrees to maintain the confidentiality of the Company's (and its related entities' and projects') books, records, financial information, technical information, business plans and/or strategies, and other confidential and/or proprietary matters unless required to make disclosure in the performance of his or her duties for the Company or as a result of a legal proceeding or other legally mandated cause. The parties recognize and agree that should the Company be required to pursue a claim against Executive under this Section 10, the Company will likely be required to seek injunctive relief as well as damages at law. Accordingly,
Section 11, Arbitration, will not apply to any action by the Company against Executive for violation of this Section 10. Executive agrees for purposes of any disputes arising under this Section 10 to submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts.

         11. ARBITRATION. Except as otherwise provided in Section 10, any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, that is not resolved within 20 days by the parties will be settled by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof and Executive hereby waives any right to resolve such dispute or controversy by any other procedure, including, without limitation, any administrative claims procedure set forth in a benefit or similar plan, or by any other forum, including, without limitation, any other judicial forum, the Department of Labor or the Internal Revenue Service. The Company and Executive agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Upon request, the arbitrator(s) shall submit written findings of fact and conclusions of law. The parties agree that the fees and costs incurred for the arbitration shall be assessed equally to Executive and the Company and that each party shall bear its own attorneys' fees and costs in connection with its own representation. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 11.

         12. RIGHTS OF SURVIVORS. If Executive dies after becoming entitled to Severance Benefits under Section 4 following termination of employment but before all such Severance Benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that have been designated by Executive in writing (the "beneficiary"), or if none, to Executive's estate, (b) all applicable insurance coverage will be provided to Executive's family as though Executive had continued to live, and (c) any stock options that become exercisable under Section 4 will be exercisable by the beneficiary, or if none, the estate.


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         13. SUCCESSORS. This Agreement will inure to and be binding upon the
Company's successors and assigns and upon the Executive's heirs, executors, legal administrators and guardians. This Agreement shall not be assignable by Executive.

         14. SUBSIDIARIES. For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to "Company" include such corporations or other entities where appropriate in the context.

         15. AMENDMENT OR MODIFICATION; WAIVER. Except as provided in clause (1) of Exhibit A, this Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

         16. SEVERABILITY. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. In the event that any provision is unenforceable on the basis that it is overbroad, in lieu of deletion such provision shall be deemed limited to the extent necessary so as to render it enforceable to the maximum extent permitted by law.

         17. CONTROLLING LAW. This Agreement will be controlled and interpreted pursuant to Massachusetts law without regard to the conflict of laws principles thereof.

         18. SUPERSEDED AGREEMENT. This Agreement supersedes any prior or contemporaneous agreement or understanding, written or oral, between the parties with respect to the subject matter hereof.

         19. NOTICES. Any notices required or permitted to be sent under this Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, or by any recognized express courier service, and addressed as follows:

         20. IF TO THE COMPANY:
                    GenRad, Inc.
                    7 Technology Park Drive
                    Westford, MA 01886-0033
                    Attn: President

             IF TO EXECUTIVE:
                    Ronald W. Lindell
                    12865 Rockwell Court
                    Poway, CA  92064

         Either party may change its address for receiving notices by giving notice to the other party.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                             "EXECUTIVE":

                                              ------------------------------
                                              Ronald W. Lindell


                                              ------------------------------
                                              Date




                                              GENRAD, INC.


                                By:      _______________________________
                                         Robert M. Dutkowsky
                                         Chairman of the Board, President & CEO










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                                    EXHIBIT A

         "Change of Control" means the occurrence of any of the following events:

                  (1) any Person becomes the owner of 20% or more of the Company's Common Stock; provided, however, that the Board of Directors of the Company may unilaterally amend this clause (1) to increase the 20% threshold to any percentage up to, but not exceeding, 50%; or

                  (2) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Continuing Directors") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the Continuing Directors will be deemed to be a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (3) approval by the shareholders of the Company of a reorganization, merger, consolidation or other transaction that will result in the transfer of ownership of more than 50% of the Company's Common Stock; or

                  (4) liquidation or dissolution of the Company or sale of substantially all of the Company's assets.

         In addition, for purposes of this definition the following terms have the meanings set forth below:

         "Common Stock" means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term "Common Stock" does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions.

                                       A-1

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         A Person will be deemed to be the "owner" of any Common Stock of which such Person would be the "beneficial owner", as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

         "Person" has the meaning used in Section 13(d) of the Exchange Act, except that "Person" does not include (i) the Executive, an Executive Related Party, or any group of which the Executive or Executive Related Party is a member, or (ii) the Company or a wholly-owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly-owned subsidiary.

         An "Executive Related Party" means any affiliate or associate of the Executive other than the Company or a subsidiary of the Company. The terms "affiliate" and "associate" have the meanings given in Rule 12b-2 under the Exchange Act; the term "registrant" in the definition of "associate" means, in this case, the Company.


                                       A-2

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